Exhibit 10.l

December 8, 2014

Robert W. Crane

17 Trailside Circle

Sudbury, MA 01776

Re: Separation Agreement

Dear Bob:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from GI Dynamics, Inc. (the “Company”). Payment of the Separation Benefit described below is contingent on your agreement to and compliance with the terms of this Agreement. As explained more fully in Section 8 below, you have forty five (45) days in which to sign this Agreement, and this Agreement shall become effective on the eighth (8th) day following such signing date (the “Effective Date”).

1. Separation of Employment. Your employment with the Company shall end on March 8, 2015 (the “Separation Date”). The period between the Effective Date and the Separation Date shall be referred to herein as the Transition Period. You acknowledge and agree that the Separation Date was discussed and agreed between you and the Company, following the Company’s provision of ninety (90) days’ advance notice of a separation pursuant to your offer letter agreement. In light of the foregoing, you acknowledge and agree that you shall not be entitled to any additional notice period or severance payment before or after the Separation Date other than as described herein, and that you shall have no authority and shall not represent yourself as an employee or agent of the Company following the Separation Date.

2. Transition Period. During the Transition Period you shall remain employed by the Company. During this period of time, the Company may in its discretion request that you come into the office and that you remain available, upon reasonable notice, to provide assistance with the transition of your duties and responsibilities (including but not limited to the transition of matters, functions, documents, files, and related items and tasks) to Company personnel. Subject to the terms of this Agreement, your employment during the Transition Period shall continue pursuant to the terms and conditions that currently apply to your employment with the Company. For instance, you shall continue to be paid at your current base salary in accordance with the Company’s normal payroll practices, you shall continue your participation in the Company’s benefit plans under the same terms and conditions as you currently are participating, and you shall be expected to abide by applicable Company agreements, policies and procedures.

You will receive an annual bonus for the calendar year ended December 31, 2014 of 83% of your Eligible Bonus depending upon whether there is a U.S. listing by year end (Exhibit A). Such bonus shall be paid to you within forty five (45) days following the close of the fiscal year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned.

3. Separation Benefit. In exchange for the mutual covenants set forth in this Agreement, and subject to your compliance with the terms of this Agreement, the Company shall provide you with the following (the “Separation Benefit”), following the Separation Date:

(a) Payment of an amount equal to twelve (12) months of your gross monthly base salary, less all applicable federal, state, local and other employment-related deductions, such payments to be made in approximately equal installments on the Company’s regularly scheduled paydays beginning on the first such payday following the Separation Date.

(b) In the event that you choose to exercise your right under COBRA1/ to continue your participation in the Company’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), the Company shall pay its normal share of the costs for such coverage for a period of twelve (12) months beginning on the Separation Date to the same extent that such insurance is provided to persons then currently employed by the Company. Your co-pay, if any, shall be deducted from your severance payments described in Section 2(a) above or, if no such payments remain to be paid, shall be paid by you directly to the Company pursuant to the terms of the COBRA notice provided to you on your last day of employment. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon becoming eligible for such benefits. Your acceptance of any payment on your behalf or coverage provided hereunder shall be an express representation to the Company that you have no such eligibility.

You acknowledge and agree that the Separation Benefit is not intended to and shall not constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the Separation Benefit, your final wages, and any accrued but unused vacation, which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

4. Equity. The terms and conditions of the Company’s 2003 Omnibus Stock Plan and the 2011 Employee, Director and Consultant Equity Incentive Plan (the “Stock Plans”) and any agreements executed by you pursuant thereto (together, the “Stock Option Agreements”) are incorporated herein by reference and shall survive the signing of this Agreement. You acknowledge and agree that, as of the Separation Date, you shall be vested in 693,607 options pursuant to such Stock Plans and Stock Option Agreements. Pursuant to the Stock Plans and your Option Agreement, you are permitted to exercise any unexercised

1/ “COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

vested options ninety (90) days following the Separation Date. Following the Separation Date you shall not have any right to vest in any additional stock or stock options under the Stock Plans, Stock Option Agreements or any other Company stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment. Notwithstanding your separation, you shall remain subject to the Company’s insider trading rules and Australian securities laws, including but not limited to restrictions regarding trading securities while in possession of material non-public information regarding the Company.

(a)	You request, and the Company agrees to take such action as shall cause, each stock option issued to you under either Stock Plan that is designated as an “incentive stock option” (each an “ISO”), except with respect to any part of such ISO that is or has been exercised in accordance with applicable law and the terms of the applicable Stock Plan and Option Agreement, to be converted into a non-qualified option pursuant to the provisions of the applicable Stock Plan (each a “Converted Option”); provided, however, that each such Converted Option shall continue to vest and be exercisable in accordance with their terms only for so long as you continue to provide services as an employee, director or consultant to the Company and any post-termination period (60 or 90 days) permitted pursuant to the applicable Stock Plan and Option Agreement; provided you shall be entitled to exercise all vested options at least through December 8, 2015.

5. Your Confidentiality, Non-Disparagement and Related Obligations. You expressly acknowledge and agree to the following:

(a) That you shall adhere to the terms of your Nondisclosure, Non-Solicitation and Non-Compete Agreement with the Company (attached hereto), which is expressly incorporated herein and survives the signing of this Agreement.

(b) That on the Separation Date, or earlier if requested by the Company, you shall return to the Company all confidential Company documents, files and property (and any copies thereof), and that you shall otherwise abide by any and all common law and/or statutory obligations relating to protection of the Company’s trade secrets and/or confidential and proprietary information at all times. You shall be entitled to keep your phone, phone number and any computer equipment currently in your possession.

(c) That all non-public information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this section shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.

(d) That you shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you shall not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).

(e) That a breach of this section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Benefit paid to you under this Agreement.

6. Cooperation. You agree that during the twelve (12) month period following the Separation Date, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation: (a) cooperating in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company (including any claims or actions against its affiliates and its and their officers and employees); (b) being available, upon reasonable notice, to meet with the Company regarding matters in which you have been involved (including but not limited to contract matters and audits); (c) preparing for, attending and participating in any legal proceeding (including but not limited to depositions, consultation, discovery, trial, acting as a witness, and providing affidavits); (d) assisting with any audit, inspection, proceeding or other inquiry; and (e) transferring your work knowledge to the Company (including but not limited to providing a description of your job functions and any information required to perform the same, such as contact information, passwords, scheduling requirements, deadlines and the like). You further agree that should you be contacted (directly or indirectly) by any person or entity adverse to the Company, you shall promptly notify Michael Dale at the Company. You shall be reimbursed for any reasonable out-of pocket costs approved in advance by the Company and incurred in connection with providing such cooperation under this section.

7. Your Release of Claims.

(a) Release. You waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company up through the Effective Date including, without limitation: (i) claims under any Massachusetts (or any other state) or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date), including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Massachusetts Fair Employment Practices Statute, and any similar Massachusetts or other state or federal statute; (ii) claims under any other Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Massachusetts Wage Act, and any similar Massachusetts or other state or federal statute; (iii) claims under any Massachusetts (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iv) any other claim arising under other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal Claims which you may not waive or release by law, including without limitation obligations under workers compensation laws; or (iii) prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any Claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any Claim under the federal discrimination laws.

(c) Acknowledgement. You acknowledge and agree that, but for providing the waiver and release in this section, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

8. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. In addition, consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with forty five

(45) days in which to consider and accept the terms of this Agreement by signing below and returning it to Joan Resnicow, GI Dynamics, Inc., 25 Hartwell Avenue, Lexington, MA 02421. Additionally, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Joan Resnicow at the above-referenced address.

9. Waiver of Employment. You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time following the Separation Date, and agree not to seek or make application for employment with the Company or any affiliate thereof.

10. Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

11. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that, other than the agreements expressly incorporated herein and stated as surviving this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

12. Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Joan Resnicow within forty five (45) days. If we do not receive your acceptance on or before this date, the Agreement shall terminate and be of no further force or effect.

Sincerely,

GI Dynamics, Inc.

By:	/s/ Michael Dale

Date:	January 21, 2015

Acknowledged and Agreed:

/s/ Robert Crane
Signed Name

Robert Crane
Printed Name

Jan 21, 2015
Date

Exhibit A

Calculation of 2014 Bonus

Bonus is calculated assuming a weighting of 20% for the Corporate Objectives and 80% for the Individual Objectives. The calculations are detailed below.

Individual Objectives:

Objective	Weight	Accomplished?	Accomplished Weight
Cash burn of $51.9 or less	35%	Yes	35%
Capital Raise of $25mm or more	35%	Yes	35%
Expenses below $10.8	10%	Yes	10%
List on US Exchange by year-end (1)	10%	NO	0
SOX compliance by year-end	10%	Yes	10%
		Indiv Total	90%
		Indiv Weight	80%

			72%

Corporate Objectives:
Objective	Weight	Accomplished?	Accomplished Weight
Revenue of $4.6mm	25%	No	0%
Cash burn of $51.9 or less	20%	Yes	20%
Capital Raise of $25mm or more	20%	Yes	20%
Complete enrollment in pivotal trial	20%	No	0%
LMR of new material	15%	Yes	15%
		Corp Total	55%
		Corp Weight	20%

			11%

Percent of 2014 Objectives Achieved			83%
(1)	This milestone is not final and in the event it is not achieved, the Percent of 2014 Objectives Achieved shall be 83%.